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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

North American Technologies Group, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

657193207

(CUSIP Number)

Bruce Leadbetter
Sponsor Investments, LLC
Two Lincoln Center
5420 LBJ Freeway, Suite 1450
Dallas, Texas 75240
(972) 490-2340
with a copy to:

Richard S. Meller Latham & Watkins LLP 233 South Wacker Drive, Suite 5800 Chicago, Illinois 60606 (312) 876-7700	Heather Kreager Herakles Investments, Inc. 5949 Sherry Lane, Suite 1900 Dallas, Texas 75225 (214) 210-5000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

August 9, 2005

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 657193207

1.	Name of Reporting Person: Sponsor Investments, LLC		I.R.S. Identification Nos. of above persons (entities only): 02-0681770

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 57,311,184

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 13,096,995

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 57,311,184

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): 43.3%

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 657193207

1.	Name of Reporting Person: Herakles Investments, Inc.		I.R.S. Identification Nos. of above persons (entities only): 37-1461244

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 57,311,184

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 49,761,183

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 57,311,184

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): 43.3%

14.	Type of Reporting Person (See Instructions): CO

CUSIP No. 657193207

1.	Name of Reporting Person: Astraea Investment Management, L.P.		I.R.S. Identification Nos. of above persons (entities only): 75-2387896

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 6,050,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,050,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): 7.5%

14.	Type of Reporting Person (See Instructions): PN

CUSIP No. 657193207

1.	Name of Reporting Person: Opus 5949 LLC		I.R.S. Identification Nos. of above persons (entities only): 20-0154162

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 4,541,822

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 4,541,822

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 4,541,822

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): 6.1%

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 657193207

1.	Name of Reporting Person: Otter, Inc.		I.R.S. Identification Nos. of above persons (entities only): 73-1186819

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Oklahoma

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 100

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 100

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 100

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): Less than 1%

14.	Type of Reporting Person (See Instructions): CO

CUSIP No. 657193207

1.	Name of Reporting Person: Sammons VPC, Inc.		I.R.S. Identification Nos. of above persons (entities only): 75-2732541

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 4,541,822

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 4,541,822

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 4,541,822

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): 6.1%

14.	Type of Reporting Person (See Instructions): CO

CUSIP No. 657193207

1.	Name of Reporting Person: Sammons Distribution Holdings, Inc.		I.R.S. Identification Nos. of above persons (entities only): 75-2738314

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 4,541,822

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 4,541,822

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 4,541,822

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): 6.1%

14.	Type of Reporting Person (See Instructions): CO

CUSIP No. 657193207

1.	Name of Reporting Person: Consolidated Investment Services, Inc.		I.R.S. Identification Nos. of above persons (entities only): 88-0214301

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Nevada

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 61,853,106

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 17,692,917

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 61,853,106

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): 46.8%

14.	Type of Reporting Person (See Instructions): CO

CUSIP No. 657193207

1.	Name of Reporting Person: Sammons Enterprises, Inc.		I.R.S. Identification Nos. of above persons (entities only): 75-6027423

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 61,853,106

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 17,692,917

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 61,853,106

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): 46.8%

14.	Type of Reporting Person (See Instructions): CO

CUSIP No. 657193207

1.	Name of Reporting Person: Charles A. Sammons 1987 Charitable Remainder Trust Number Two		I.R.S. Identification Nos. of above persons (entities only): 75-2182631

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 61,853,106

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 17,692,917

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 61,853,106

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): 46.8%

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 657193207

1.	Name of Reporting Person: Astraea Investment and Management Services Company		I.R.S. Identification Nos. of above persons (entities only): 36-3763672

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 6,050,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,050,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): 7.5%

14.	Type of Reporting Person (See Instructions): CO

CUSIP No. 657193207

1.	Name of Reporting Person: Bruce Leadbetter		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 6,050,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,050,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): 7.5%

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 657193207

1.	Name of Reporting Person: Paul Pottinger		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 37,963

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 37,963

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): Less than 1%

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 657193207

1.	Name of Reporting Person: Christopher Bancroft		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 150,000

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 150,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): Less than 1%

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 657193207

1.	Name of Reporting Person: Michael Jordan		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 150,000

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 150,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): Less than 1%

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 657193207

1.	Name of Reporting Person: John M. Pigott		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 75,000

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 75,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): Less than 1%

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 657193207

1.	Name of Reporting Person: General Goh Yong Siang		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Singapore

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 300,000

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 300,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): Less than 1%

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 657193207

1.	Name of Reporting Person: Pat Long		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 600,000

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 600,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): Less than 1%

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 657193207

1.	Name of Reporting Person: David Kellogg		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 18,519

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 18,519

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): Less than 1%

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 657193207

1.	Name of Reporting Person: Charles Jarvie		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 150,000

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 150,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): Less than 1%

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 657193207

1.	Name of Reporting Person: David Pasahow		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 18,519

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 18,519

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☑

13.	Percent of Class Represented by Amount in Row (11): Less than 1%

14.	Type of Reporting Person (See Instructions): IN

INTRODUCTION
     This Amendment No. 1 to Schedule 13D amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on July 22, 2005 (the “Schedule 13D”), by Sponsor Investments, LLC (“Sponsor”), Herakles Investments, Inc. (“Herakles”), Astraea Investment Management, L.P. (“Astraea”), Opus 5949 LLC (“Opus”), Otter, Inc. (“Otter”), Sammons VPC, Inc. (“Sammons VPC”), Sammons Distribution Holdings, Inc. (“Sammons Distribution”), Consolidated Investment Services, Inc. (“CISI”), Sammons Enterprises, Inc. (“Sammons”), Charles A. Sammons 1987 Charitable Remainder Trust Number Two (the “Sammons Trust”), Astraea Investment and Management Services Company (“AIMSC”), Bruce Leadbetter, Paul Pottinger, Christopher Bancroft, Michael Jordan, John M. Pigott, Goh Yong Siang, Pat Long , Charles Jarvie, and David Pasahow with respect to the shares of common stock, par value $.001 per share (the “Common Stock”), of North American Technologies Group, Inc., a Delaware corporation, which has its principal business office at 14315 West Hardy Road, Houston, Texas 77060 (the “Company”). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Schedule 13D.
     The Schedule 13D is amended and supplemented by adding the information contained herein. Only those items amended are reported herein.
ITEM 2. IDENTITY AND BACKGROUND.
     Item 2 of the Schedule 13D is amended and supplemented as follows:
     (1) The first paragraph of Item 2 of the Schedule 13D is amended and restated in its entirety as follows:
     “This Statement is being filed as a joint statement pursuant to Rule 13d-1(k) promulgated under the Securities Act of 1934, as amended (the “Exchange Act”) by Sponsor Investments, LLC (“Sponsor”), Herakles Investments, Inc. (“Herakles”), Astraea Investment Management, L.P. (“Astraea”), Opus 5949 LLC (“Opus”), Otter, Inc. (“Otter”), Sammons VPC, Inc. (“Sammons VPC”), Sammons Distribution Holdings, Inc. (“Sammons Distribution”), Consolidated Investment Services, Inc. (“CISI”), Sammons Enterprises, Inc. (“Sammons”), Charles A. Sammons 1987 Charitable Remainder Trust Number Two (the “Sammons Trust”), Astraea Investment and Management Services Company (“AIMSC”), Bruce Leadbetter, Paul Pottinger, Christopher Bancroft, Michael Jordan, John M. Pigott, Goh Yong Siang, Pat Long, David Kellogg, Charles Jarvie, and David Pasahow (collectively, the “Reporting Persons”). Each Reporting Person disclaims beneficial ownership of the Common Stock held by each other Reporting Person.”
     (2) Item 2 (a)-(c) and (f) of the Schedule 13D is amended and supplemented by adding the following:
     “David Kellogg is a United States citizen whose business address is 9441 LBJ Freeway, Suite 605, Dallas, Texas 75243. Mr. Kellogg’s principal occupation is Senior Vice President of Creditors Bankruptcy Services, a bankruptcy recovery company, whose principal business and offices address is the same as Mr. Kellogg.”
ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
     The third sentence of the second paragraph of Item 3 of the Schedule 13D is amended and restated in its entirety as follows:
     “Sponsor also sold 1,620 shares of Series CC Preferred Stock in a private transaction to Messrs Pottinger, Bancroft, Jordan, Pigott, Siang, Long, Kellogg, Jarvie, and Pasahow (the “Sponsor Purchasers”) pursuant to the Series CC Convertible Preferred Stock Purchase Agreement, dated as of February 22, 2005, by and among Sponsor and the Sponsor Purchasers, at a purchase price of $0.08 per share as converted, which was paid by the Sponsor Purchasers with personal funds.”

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.
     Item 5 (a) and (b) of the Schedule 13D is amended and supplemented by adding the following:
     “As of the date hereof, David Kellogg beneficially owns an aggregate of 20 shares of Series CC Convertible Preferred Stock convertible into 18,519 shares of Common Stock, representing less than 1% of the outstanding shares of the Common Stock. Mr. Kellogg has sole dispositive power over these shares of Common Stock. Mr. Kellogg does not have any voting power over these shares of Common Stock pursuant to the Voting Agreement, which grants an irrevocable proxy to Sponsor.”
ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.
     Item 7 of the Schedule 13D is amended and supplemented by adding the following Exhibits:
     1(a). Power of Attorney granted by David Kellogg.
     2(a). Joinder to the Joint Filing Agreement, dated July 22, 2005, executed by David Kellogg August 3, 2005.

SIGNATURES
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 9, 2005

SPONSOR INVESTMENTS, LLC
By:	Herakles Investments, Inc., Managing Member

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President

HERAKLES INVESTMENTS, INC.

By:
/s/ Robert W. Korba

Name: Title:	Robert W. Korba President

ASTRAEA INVESTMENT MANAGEMENT, L.P.
By:	Astraea Investment and Management Services Company, General Partner

By:	/s/ Robert W. Korba

Name:	Robert W. Korba
Title:	President of Herakles Investments, Inc., Attorney-In-Fact for Astraea Investment and Management Services Company

OPUS 5949 LLC
By:	Sammons VPC, Inc., Managing Member

By:	/s/ Robert W. Korba

Name:	Robert W. Korba
Title:	President of Herakles Investments, Inc., Attorney-In-Fact for Sammons VPC, Inc.

OTTER, INC.

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for Otter, Inc.

SAMMONS VPC, INC.

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for Sammons VPC, Inc.

SAMMONS DISTRIBUTION HOLDINGS, INC.

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for Sammons Distribution Holdings, Inc.

CONSOLIDATED INVESTMENT SERVICES, INC.

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for Consolidated Investment Services, Inc.

SAMMONS ENTERPRISES, INC.

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President

CHARLES A. SAMMONS 1987 CHARITABLE REMAINDER TRUST NUMBER TWO

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba Co-Trustee

ASTRAEA INVESTMENT AND MANAGEMENT SERVICES COMPANY

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for Astraea Investment and Management Services Company

BRUCE LEADBETTER

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for Bruce Leadbetter

PAUL POTTINGER

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for Paul Pottinger

CHRISTOPHER BANCROFT

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for Christopher Bancroft

MICHAEL JORDAN

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for Michael Jordan

JOHN M. PIGOTT

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for John M. Pigott

GOH YONG SIANG

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for Goh Yong Siang

PAT LONG

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for Pat Long

DAVID KELLOGG

By:	/s/ David Kellogg

Name:	David Kellogg
Title:

CHARLES JARVIE

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for Charles Jarvie

DAVID PASAHOW

By:	/s/ Robert W. Korba

Name: Title:	Robert W. Korba President of Herakles Investments, Inc., Attorney-In-Fact for David Pasahow
     The Powers of Attorney authorizing certain persons to sign and file this Amendment No. 1 on behalf of certain Reporting Persons is filed as Exhibit 1 to the Schedule 13D, as amended.

EXHIBIT INDEX
1.	Power of Attorney granted by David Kellogg.

2.	Joinder to Joint Filing Agreement, dated July 22, 2005, executed August 3, 2005.